Exhibit (a)(7)

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer by CVRD Canada Inc., you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to Georgeson’s North American toll-free number at 1-866-264-4715 or collect at 416-847-7159. Bankers and brokers may call at 212-440-9800.
NOTICE OF CHANGE TO
DIRECTORS’ CIRCULAR
RELATING TO THE OFFER BY
CVRD CANADA INC.
A WHOLLY-OWNED SUBSIDIARY OF
COMPANHIA VALE DO RIO DOCE
TO PURCHASE
ALL OF THE OUTSTANDING COMMON SHARES OF
INCO LIMITED
FOR CDN.$86.00 IN CASH PER INCO SHARE
September 5, 2006
Notice to United States Securityholders:
The Offer by CVRD Canada Inc. is in respect of securities of a Canadian issuer. The enforcement by United States securityholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
      This Notice of Change contains forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements (as defined in the United States Securities Exchange Act of 1934) that are based on expectations, estimates and projections as of the date of this Notice of Change. Generally, these forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results and developments to be materially different from any future results, performance or achievements expressed by, or implied by, the forward-looking statements in this Notice of Change.
      While Inco anticipates that subsequent events and developments may cause Inco’s views to change, Inco specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing Inco’s views as of any date subsequent to the date of this Notice of Change. Inco has attempted to identify important factors that could cause actual actions, events or results to differ materially from those current expectations described in forward-looking statements. However, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended and that could cause actual actions, events or results to differ materially from current expectations. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. In addition to being subject to a number of assumptions, forward-looking statements in this Notice of Change are subject to the risks contained in Inco’s Annual Report on Form 10-K for the year ended December 31, 2005.
CURRENCY
      Unless otherwise indicated, all references to “$” or “dollars” in this Notice of Change refer to U.S. dollars and references to “Cdn.$” in this Notice of Change refer to Canadian dollars.
CURRENCY EXCHANGE RATE INFORMATION
      The following table sets out the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for the period indicated and the average of such exchange rates, and the exchange rate at the end of such period, in each case, based upon the closing rate of the Bank of Canada:

		Year Ended December 31,
	Six Months Ended
	June 30, 2006	2005	2004	2003

High	1.1722	1.2696	1.3957	1.5672
Low	1.0983	1.1518	1.2943	1.2943
Rate at end of period	1.1162	1.1630	1.2020	1.2965
Average rate per period	1.1380	1.2116	1.3013	1.4009
      On September 1, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the closing rate of the Bank of Canada was Cdn.$1.1045.

ii

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR
      This Notice of Change to Directors’ Circular (this “Notice of Change”) relating to the Directors’ Circular dated August 15, 2006 (the “Directors’ Circular”) and the Notice of Change to Directors’ Circular dated August 28, 2006 (the “First Notice of Change”) is issued by the board of directors (the “Board of Directors” or the “Board”) of Inco Limited (“Inco”) in connection with the offer (the “CVRD Offer”) dated August 14, 2006 made by CVRD Canada Inc. (the “Offeror”), a wholly-owned subsidiary of Companhia Vale do Rio Doce (together with the Offeror, “CVRD”), to the common shareholders of Inco (the “Inco Shareholders”) to purchase all of the outstanding common shares of Inco (the “Inco Shares”) for Cdn.$86.00 in cash per Inco Share, upon the terms and subject to the conditions set out in the CVRD Offer. Defined terms used but not defined in this Notice of Change have the meanings given to them in the Directors’ Circular and the First Notice of Change.
TERMINATION OF THE COMBINATION AGREEMENT BETWEEN
INCO AND PHELPS DODGE
      Based on its review of the proxies submitted by Inco Shareholders for the special meeting called for September 7, 2006, it became clear to Inco that the Arrangement would not receive the necessary shareholders’ approval. Accordingly, following discussions with Phelps Dodge, Inco entered into an agreement with Phelps Dodge dated as of September 5, 2006 (the “Termination Agreement”) in which they agreed to terminate the Combination Agreement. As a result of the termination of the Combination Agreement, the special meeting of Inco Shareholders called for September 7, 2006 to consider the proposed Arrangement with Phelps Dodge has been cancelled. Pursuant to the Termination Agreement and consistent with the terms of the Combination Agreement, Inco has paid Phelps Dodge $125 million as a termination fee and has agreed that if an “Italy Competing Proposal” (as such term is defined in the Combination Agreement) is consummated on or prior to September 7, 2007, Inco will pay Phelps Dodge, within one business day after demand by Phelps Dodge, a further $350 million.
      As Inco is no longer subject to the terms of the Combination Agreement, including those terms that restricted its ability to solicit other acquisition proposals from, provide confidential information to, or enter into negotiations or agreements with interested parties, the Board has authorized Inco’s senior management and Inco’s advisors to explore potential value enhancing extraordinary transactions which may include, alone or in combination with other alternatives, and in addition to continuing to seek an improvement in the terms of the CVRD Offer, seeking other offers to acquire Inco or any of its securities, possible sales or joint venture arrangements with respect to material assets and/or businesses, mergers, amalgamations, reorganizations, recapitalizations or similar types of transactions (collectively, “Extraordinary Transactions”). Inco may enter into discussions and negotiations with third parties in this regard, and prior to entering into such discussions and negotiations may enter into customary arrangements for transactions of this type relating to confidentiality and standstill obligations in exchange for being provided with confidential information. Inco cautions that there can be no assurance that such actions will lead to Inco entering into negotiations resulting in a binding agreement with respect to any transaction.
NO NEED FOR IMMEDIATE ACTION
      As an Inco Shareholder, there is no need for you to do anything immediately. The CVRD Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 28, 2006 and is subject to a number of conditions, including that it remains subject to certain outstanding regulatory approvals, including Investment Canada Act approval and antitrust clearance in the European Union. Accordingly, there is no necessity for Inco Shareholders to take any action with respect to the CVRD Offer at this time.
RECENT DEVELOPMENTS
Recent Developments Concerning the CVRD Offer
      On September 1, 2006, CVRD announced that it obtained the clearances from the Canadian Competition Bureau and the United States competition authorities with respect to the CVRD Offer.

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OTHER TRANSACTIONS
      In connection with the Termination Agreement and the Board having authorized Inco’s senior management and Inco’s advisors to explore potential Extraordinary Transactions, as described herein, the Board has determined that other than the disclosure set forth in this Notice of Change, disclosure as to the substance of discussions and negotiations concerning, or the possible terms of, or potential parties to, any transaction or proposal of the type referred to herein prior to reaching an agreement in principle with respect thereto would jeopardize the initiation or continuation of negotiations with respect to such transactions and has, accordingly, adopted a resolution directing that no such disclosure with respect to any such transaction shall be made until an agreement has been reached.
OTHER INFORMATION
      Except as disclosed in this Notice of Change, the Directors’ Circular and the First Notice of Change, no information is known to the directors of Inco that would reasonably be expected to affect the decision of the holders of Inco Shares to accept or reject the CVRD Offer.
MATERIAL CHANGES
      Except as publicly disclosed or as referred to in this Notice of Change, the Directors’ Circular and the First Notice of Change, the directors and senior officers of Inco are not aware of any other information that indicates any material change in the affairs of Inco since July 26, 2006, the date on which Inco published its most recent unaudited interim financial statements for the quarter ended June 30, 2006.
OTHER MATTERS
      This document will be filed with the SEC as an exhibit to an amendment to Inco’s Solicitation/ Recommendation Statement on Schedule 14D-9 in respect of the CVRD Offer (as amended, the “CVRD 14D-9”). Inco Shareholders are advised to read this Notice of Change, the Directors’ Circular, the First Notice of Change and the CVRD 14D-9 (including the exhibits thereto) in their entirety because they contain important information. Copies of the CVRD 14D-9 are, and any other documents filed by Inco in connection with the CVRD Offer will be, available free of charge at the SEC’s website at www.sec.gov, from Inco at www.inco.com or from Georgeson by calling the telephone numbers at the back of this document.
STATUTORY RIGHTS
      Securities legislation in certain of the provinces and territories of Canada provides security holders of the Company with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
DIRECTORS’ APPROVAL
      The contents of this Notice of Change have been approved, and the delivery thereof has been authorized, by the Board of Directors.

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CERTIFICATE
DATED: September 5, 2006
      The foregoing, together with the Directors’ Circular of the Board of Directors of Inco dated August 15, 2006 and the Notice of Change to Directors’ Circular dated August 28, 2006 contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing, together with the Directors’ Circular of the Board of Directors of Inco dated August 15, 2006 and the Notice of Change to Directors’ Circular dated August 28, 2006, does not contain any misrepresentation likely to affect the value of the market price of the securities subject to the CVRD Offer within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors

(Signed) Richard E. Waugh Director	(Signed) Chaviva M. Hošek Director

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QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE INFORMATION IN
THIS DOCUMENT SHOULD BE DIRECTED TO THE INFORMATION AGENT:
100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1
North American Toll Free Number: (866) 264-4715 or
Collect (416) 847-7159
Banks and Brokers call (212) 440-9800